Exhibit 99.1

Medizone International Appoints Philip Theodore to Executive Team

Kalamazoo, Michigan, October 31, 2017.  Medizone International, Inc. (OTCQB:MZEI) or Medizone, manufacturer of the AsepticSure® Disinfection System, today announced the appointment of Philip A. Theodore, as its Executive Vice President — Operations and Administration, General Counsel and Corporate Secretary.  Before joining Medizone, Mr. Theodore served in similar roles with four other public companies, serving most recently as Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Aeterna Zentaris Inc.
“We are very proud to welcome Phil to our leadership team.  I have worked with Phil at several other companies over the past 20 years and, I am confident that Medizone will benefit greatly from his leadership, experience and expertise,” said David Dodd, CEO of Medizone.  “In his role, Phil will be an invaluable asset in establishing the platform for value growth and development of our Company.”
Mr. Theodore added, “I am delighted to be joining Medizone at this exciting point in its commercialization of the AsepticSure® Disinfection System and the development of Medizone.  The Company has demonstrated the superiority of the AsepticSure® System as a means of addressing a wide variety of disinfection challenges.  I am looking forward to working with David and his team to create value for Medizone’s shareholders as the company addresses serious public health issues on a worldwide basis.”
Philip A. Theodore’s Background
Mr. Theodore is a graduate of the University of Cincinnati College of Law, and holds a B.A. (Political Science) from the University of Tennessee at Chattanooga.  Before joining Medizone, he served in the positions noted above with Aeterna Zentaris, Inc. from October 2014 through July 2017.  Prior to joining Aeterna Zentaris, he served as Vice President, General Counsel and Corporate Secretary of Zep Inc. from July 2010 through September 2014; as Senior Vice President and General Counsel of John H. Harland Company, from September 2006 to September 2007; and as Vice President, General Counsel and Corporate Secretary of Serologicals Corporation from 2004 through August 2006.  Mr. Theodore was a partner in the corporate practice of King & Spalding, LLP, an Atlanta-based law firm, from 1986 through 2003.
About Medizone International, Inc.
Medizone International, Inc. is focused on commercializing the AsepticSure® System, a superior disinfectant technology compared to conventional systems or practices.  The company developed the AsepticSure® System to combine oxidative compounds (O3 and H202) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone.  After securing broad IP protection for the use of trioxidane for both healthcare and non-healthcare facility disinfecting systems and bioterrorism applications, Medizone released its AsepticSure® System for use in Canada, and several other global markets, through its expanding distributor network.  The AsepticSure® System is EPA-approved, received the CE mark and is currently pursuing FDA 510(k) registration.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.
For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 269-202-5020
 E: j.pentony@medizoneint.com
For more information, visit:
www.medizoneint.com
 Email: operations@medizoneint.com